Exhibit 99.01

Flushing Financial Corporation Promotes David Fry to Executive Vice President, Chief Financial Officer

LAKE SUCCESS, N.Y. – June 20, 2007 – Flushing Financial Corporation (NASDAQ: FFIC) (the “Company”), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that David Fry, age 56, has been named Executive Vice President, Chief Financial Officer. The announcement was made by John R. Buran, Flushing Financial’s President and Chief Executive Officer on behalf of Flushing’s Board of Directors.

Mr. Buran stated: “David’s work in evaluating acquisitions and new business initiatives has been invaluable. He is an accomplished, detailed-oriented and highly-analytical executive who has a very strong background in all aspects of accounting, finance, and treasury. His ability to execute against the goals in the Bank’s Strategic Plan is very impressive. I am very pleased to have him as a member of our management team and particularly happy to afford him this opportunity that he so richly deserves.”

Mr. Fry joined the Company in November 1998 as Vice President and Controller and was named Senior Vice President and Chief Financial Officer in 2004. He is a seasoned banking executive with over 23 years of experience in the banking industry. Prior to joining Flushing Savings Bank, he held senior financial management positions at Home Federal Savings Bank, Anchor Savings Bank and City Federal Savings Bank. Mr. Fry holds a Bachelor of Science degree in Accounting, Magna Cum Laude, from the College of New Jersey, and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Fry is a 22-year resident of Bloomingdale, New Jersey, where he resides with his wife, Harriett.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. Additionally, the Bank has further expanded outside its geographic footprint with its online banking division, iGObanking.com.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingsavings.com.

CONTACT: Flushing Financial Corporation

Maria A. Grasso, 718-961-5400